Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Oak Brook Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-24145, 33-82800, 333-75025, 333-89647, 333-81388, and 333-87978) on Form S-8 of First Oak Brook Bancshares, Inc. of our reports dated March 10, 2005, with respect to the consolidated balance sheets of First Oak Brook Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of First Oak Brook Bancshares, Inc.

/S/ KPMG LLP

Chicago, Illinois
March 10, 2005